23(i)(2) Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated June 30, 2008 on the financial statements and financial highlights included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007 of EM Capital India Gateway Fund of The Coventry Funds Trust, in Post-Effective Amendment Number 34 to the Registration Statement (Form N-1A, No. 33-81800).
/s/ Ernst & Young LLP
Columbus, Ohio
July 11, 2008